UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 22, 2006 (August 16, 2006)

Date of Report (Date of earliest event reported)

Pinnacle Data Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Ohio	001-16103	31-1263732
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6600 Port Road

Groveport, Ohio 43125

(Address of principal executive offices)

(614) 748-1150

(Registrant’s Telephone Number, Including Area Code)

NO CHANGE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)(3) George A. Troutman’s Employment Agreement.

As reported on the Form 8-K filed by Pinnacle Data Systems, Inc. (the “Company”) with the Securities and Exchange Commission on May 10, 2006, the Board of Directors of the Company (the “Board”) appointed George A. Troutman as the Chief Financial Officer, Treasurer, and Secretary of the Company on May 4, 2006.

Mr. Troutman and the Company entered into an employment agreement (the “Agreement”) on August 16, 2006, with an effective date of May 1, 2006, which provides the following material terms:

•	The term of the Agreement is from May 1, 2006 through May 1, 2010, unless earlier terminated by either party in accordance with the terms of the Agreement.

•	As Chief Financial Officer, Treasurer and Secretary, Mr. Troutman is responsible for (a) developing and directing the financial plans and policies of the Company; (b) establishing and maintaining generally accepted accounting practices and internal controls; (c) establishing and maintaining relationships with the financial community; (d) providing executive direction over the controller and accounting operations; (e) overseeing operations for treasury, budget and taxes; (f) supporting the Board as Treasurer and Corporate Secretary; and (g) performing such other services as may be reasonably assigned to him from time to time by the President and Chief Executive Officer to whom he reports.

•	Mr. Troutman is entitled to the following: (a) an annual base salary of $175,000; (b) an incentive cash bonus based upon factors and formulae deemed appropriate by the Board or the Compensation Committee; (c) four weeks of paid vacation each year that must be used or forfeited by February 15th of the following year; (d) stock options in such quantities and at such exercise prices as shall be established by the Board or an option committee; (e) disability payments; (f) attendance at personal executive development or experimental learning seminars that benefit the Company; and (g) other fringe benefits and perquisites as may be provided generally for the Company’s executive management pursuant to policies established or changed from time to time by the Board.

•	The Agreement may be terminated by Mr. Troutman: (a) within six months of a change in control of the Company (as defined in the Agreement), in which case he shall be entitled to receive: (i) continuation of his base salary and fringe benefits for six months following the date of termination; (ii) any bonus earned and/or accrued through the date of termination; and (iii) the immediate vesting of 100% of the unvested stock options held by Mr. Troutman, such options being exercisable for a period of at least 90 days following the date of termination; or (b) upon voluntary resignation with not less than 30 days written notice, in which case Mr. Troutman shall be entitled to receive: (i) his base salary and fringe benefits through the date of resignation; (ii) any bonus earned and/or accrued through the date of resignation; and (iii) retention of the right to exercise any vested stock options in accordance with the plan under which such options were issued. In the event Mr. Troutman fails to provide at least 30 days advance written notice of his voluntary resignation, he shall not be entitled to any portion of the bonus described in clause (b)(ii) above.

•	The Agreement may be terminated by the Company: (a) for cause (as defined in the Agreement), in which case Mr. Troutman shall be entitled to receive only his base salary through the date of termination; (b) without cause at any time, in which case Mr. Troutman shall be entitled to receive: (i) continuation of his base salary and fringe benefits for six months following the date of termination; (ii) any bonus earned and/or accrued through the date of termination; and (iii) immediate vesting of 50% of the unvested stock options held by Mr. Troutman, such options being exercisable for a period of at least 90 days following termination; or (c) upon the death or long-term disability of Mr. Troutman.

•	The Agreement also provides for a noncompetition covenant from Mr. Troutman during the course of his employment and for six months after termination for any reason, a nonsoliciation covenant from him during the course of his employment and for one year after termination for any reason and a nondisclosure covenant from him during the course of his employment and indefinitely after termination for any reason.

•	The Agreement requires Mr. Troutman to assign all of his rights, title and interest to all developments (as defined in the Agreement) developed or conceived by Mr. Troutman at any time during the term of his employment and for one year after termination for any reason.

The Agreement for Mr. Troutman is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
99.1	Employment Agreement between Pinnacle Data Systems, Inc. and George A. Troutman, effective May 1, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE DATA SYSTEMS, INC.
(Registrant)

/s/ Michael R. Sayre
Michael R. Sayre, President and Chief Executive Officer

Dated: August 22, 2006